UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CHESAPEAKE LODGING TRUST

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

On behalf of the Board of Trustees, we are pleased to invite you to attend the 2012 Annual Meeting of Chesapeake Lodging Trust, to be held on May 25, 2012 at 9 a.m., local time, at the Courtyard Washington Capitol Hill/Navy Yard, located at 140 L Street, SE, Washington, DC 20003. You may attend the meeting in person or by proxy. Only shareholders showing proof of ownership of the Trust’s common shares will be allowed to attend the meeting in person.

Your vote is important and we strongly urge you to cast your vote. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares by following the instructions on the proxy card or the voting instruction card you received. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in the Trust and look forward to seeing you at our 2012 Annual Meeting.

Sincerely,

Thomas A. Natelli

Chairman of the Board of Trustees

James L. Francis

President and Chief Executive Officer

NOTICE OF THE 2012 ANNUAL MEETING

The 2012 Annual Meeting of Chesapeake Lodging Trust, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	9 a.m., local time, on May 25, 2012.

Place:	Courtyard Washington Capitol Hill/Navy Yard
140 L Street, SE, Washington, DC 20003

Items of Business:	1.	To elect seven trustees from the nominees named in the attached proxy statement to serve until the 2013 Annual Meeting or until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2012;

3.	To approve an amendment to the Chesapeake Lodging Trust Equity Plan;

4.	To approve, through a non-binding advisory vote, the Trust’s executive compensation program; and

5.	To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees recommends that you vote “For” each of the trustee nominees, “For” ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2012, “For” approval of the amendment to the Trust’s Equity Plan, and “For” the resolution to approve the Trust’s executive compensation program as described in this proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	Our Board of Trustees has set March 30, 2012 as the record date for determining the holders of the Trust’s common shares that are eligible to vote at the 2012 Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. Information on how to vote your shares is provided beginning at page 2.

Corporate Headquarters:	1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401

By Order of the Board of Trustees

Graham J. Wootten,

Senior Vice President,

Chief Accounting Officer and Secretary

April 16, 2012

PROXY STATEMENT

ANNUAL MEETING

May 25, 2012

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees (the “Board”) of Chesapeake Lodging Trust of proxies to be voted at our 2012 Annual Meeting and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 25, 2012 beginning at 9 a.m., local time, at the Courtyard Washington Capitol Hill/Navy Yard, 140 L Street, SE, Washington, DC 20003.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being distributed on or about April 16, 2012 to holders of record of our common shares of beneficial interest at the close of business on March 30, 2012.

Purpose of the Meeting

Shareholders will vote on the following matters at the 2012 Annual Meeting:

•	To elect seven persons from the nominees identified in Proposal 1 to our Board;

•	To ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2012 as set forth in Proposal 2;

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To approve an amendment to the Trust’s Equity Plan to increase the number of shares reserved for issuance under it and to approve the performance criteria for performance-based awards granted under it, as set forth in Proposal 3;

•	To approve, through a non-binding advisory vote, the Trust’s executive compensation program as set forth in Proposal 4; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote:

•	“FOR” the election of the seven nominees for trustee named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2012 as set forth in Proposal 2;

•	“FOR” the amendment of the Trust’s Equity Plan as set forth in Proposal 3; and

•	“FOR” approval of the Trust’s executive compensation program as set forth in Proposal 4.

Who May Attend the Meeting and Vote

Only holders of record of our common shares outstanding at the close of business on the record date of March 30, 2012 will be entitled to receive notice of and to vote at the meeting or at any adjournment or postponement of the meeting. On the record date, we had 32,125,612 common shares issued and outstanding.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the outstanding common shares will constitute a quorum for the transaction of business. Abstentions and broker non-votes, as described below, will be counted in determining whether a quorum exists. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

With respect to the election of trustees, each holder of common shares is entitled to cast one vote for each common share owned on March 30, 2012, the record date of the annual meeting, for, or withhold authority from, each nominee to serve as a trustee. With respect to all other matters, shareholders can cast one vote for each common share owned on the record date.

Voting Your Shares

Voting shares in person at the annual meeting. Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the annual meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. Shareholders of record may submit proxies by completing, signing, and dating their proxy card and returning it in the accompanying pre-addressed, postage-prepaid envelope. Your proxy card must be received no later than May 24, 2012 for your shares to be voted at the 2012 Annual Meeting. If you hold your common shares through a bank, broker, trustee or other nominee, you must provide your nominee with appropriate voting instructions as set forth on the voting instruction card you receive from your nominee no later than 11:59 p.m. EDT on May 24, 2012. If you do not provide your nominee with these instructions, your nominee will not have discretionary authority to vote your shares on your behalf on Proposals 1, 3 and 4, which are “non-routine” matters. As a result, your failure to provide these instructions will result in a “broker non-vote” on these matters. Beneficial owners may instruct the bank, broker, trustee or other nominee holding their shares in one of these three ways:

•	By Internet – Beneficial owners may give instructions over the Internet by following the instructions on the voting instruction card you received.

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By Telephone – Beneficial owners may give instructions by telephone by calling the number on the voting instruction card you received and following the instructions. You will need to have the control number that appears on the proxy or voting instruction card available when voting.

•	By Mail – Beneficial owners may give instructions by completing, signing and dating their voting instruction card and mailing it in the accompanying pre-addressed, postage-prepaid envelope.

If additional matters are presented at the annual meeting. Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, James L. Francis, Douglas W. Vicari and Graham J. Wootten, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Voting Mechanics

If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxy holders will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy card or voting instruction card will be voted in accordance with the Board’s recommendation for each proposal, and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

Changing Your Vote

You may change your vote before the vote at the annual meeting in accordance with the following procedures. If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at the Trust’s headquarters address in Annapolis, Maryland, no later than May 24, 2012, or by attending the annual meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 p.m. EDT on May 24, 2012, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Required Vote

Election of Trustees. The seven persons receiving the most votes will be elected to serve on our Board. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Ratification of Independent Registered Public Accounting Firm. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Amendment of the Trust’s Equity Plan. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided that the number of votes cast on the proposal represents over 50% of the outstanding common shares entitled to vote on the proposal. For purposes of the vote on this proposal, abstentions will have the same effect as votes against. Broker non-votes also will have the same effect as votes against the proposal unless the holders of more than 50% of the outstanding common shares vote or abstain, in which case broker non-votes will have no effect on the results of the vote.

Non-binding Advisory Vote to Approve the Trust’s Executive Compensation Program. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. Although this proposal is not binding on us, the Board and its Compensation Committee will consider the results of the shareholder vote in determining future executive compensation matters.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the Trust and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. MacKenzie Partners, Inc. may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $7,500, plus reimbursement of their normal and customary expenses.

Inspector of Elections

The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company, LLC.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Role in Risk Oversight

Our Board consists of seven trustees. Our Board is elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire Board may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one nor more than eleven. All of our executive officers serve at the discretion of our Board.

The Board exercises substantial independent oversight over the Trust’s business. As discussed in greater detail below, a majority of the trustees on the Board, including our non-executive Chairman of the Board, are independent under the New York Stock Exchange (“NYSE”) listing standards, and each of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent trustees. Also, by separating the roles of Chief Executive Officer and Chairman of the Board, we ensure a greater role for our independent trustees in the oversight of the Trust. We believe this leadership structure is most appropriate for us because, in addition to enhancing independent oversight, it also enables our Chief Executive Officer to focus on the day-to-day leadership and performance of the Trust. In 2011, the Board held 12 meetings and each trustee attended at least 75% of all meetings of the Board and the standing committees of the Board on which he served. It is our policy that Board members attend our annual meeting. All of them did so in 2011, and we anticipate that each of them will do so this year.

The Board believes that evaluating how senior management identifies, assesses, manages and monitors the various risks confronting the Trust is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Trust’s risk management function through regular discussions with senior management. While the Board has primary responsibility for overseeing the Trust’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Trust’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

Trustee Independence and Corporate Governance

Our Board consists of seven trustees, each of whom is identified below. Aside from Messrs. Francis and Vicari, each of our trustees is independent, as defined by the NYSE listing standards. Our Board has three committees, the principal functions of which are briefly described below. Each of these committees is comprised entirely of independent trustees, as defined by the NYSE listing standards. Moreover, the Compensation

Committee is composed exclusively of individuals intended to qualify as “non-employee” trustees for purposes of Rule 16b-3 of the Exchange Act of 1934 and “outside” trustees for purposes of Section 162(m) of the Internal Revenue Code.

We have adopted charters for all three of our standing Board committees. You may obtain current copies of these charters on the “Corporate Governance” page of our website at www.chesapeakelodgingtrust.com.

Audit Committee. Our Audit Committee is composed of Messrs. Eckert, Natelli and Hill. Mr. Eckert chairs the committee and has been determined by our Board to be an audit committee financial expert within the meaning of applicable Securities and Exchange Commission (“SEC”) rules. Our Audit Committee met eight times in 2011.

The Audit Committee’s primary duties and assigned roles are to:

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serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

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oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee;

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provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the firm to which the Trust has outsourced its internal auditing function and our Board;

•	resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting; and

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consider and approve certain transactions between us and our trustees, executive officers, trustee nominees or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them.

Compensation Committee. Our Compensation Committee is composed of Messrs. Hill, Natelli and Eckert. Mr. Hill chairs the committee. Our Compensation Committee met three times in 2011.

The Compensation Committee’s principal functions are to:

•	evaluate the performance of and compensation paid by us to our President and Chief Executive Officer and other executive officers and trustees;

•	administer the Chesapeake Lodging Trust Equity Plan, or Equity Plan; and

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produce a report on executive compensation required to be included in our proxy statement for our annual meetings or our Annual Report on Form 10-K, including the Compensation Discussion and Analysis section.

Pursuant to its charter, the Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee. However, the committee did not delegate any of its responsibilities during 2011. The Compensation Committee also has the authority to retain outside compensation consultants for advice, and, in 2011, the Compensation Committee retained HVS Executive Search (“HVS”) to provide a benchmark analysis and assessment of the Trust’s executive compensation program. The Compensation Committee considered the advice of HVS in making decisions in respect of 2012 compensation. For a discussion of the Compensation Committee’s decision-making processes with respect to executive compensation, see “– Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Messrs. McKenzie, Hill and Nuechterlein. Mr. McKenzie chairs the committee. Our Nominating and Corporate Governance Committee met once in 2011.

The Nominating and Corporate Governance Committee’s principal functions are to:

•	identify individuals qualified to become Board members and recommend to our Board candidates for election or re-election to the Board;

•	consider and make recommendations to our Board concerning the size and composition of our Board, committee structure and makeup, retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our corporate governance principles and practices.

The Nominating and Corporate Governance Committee’s charter sets forth certain criteria for the committee to consider in evaluating potential trustee nominees. The charter requires that the committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving our long-term interests and those of our shareholders. The committee also is required to assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time. For those trustee candidates that appear upon first consideration to meet the committee’s criteria, the committee will engage in further research to evaluate their candidacy.

In making recommendations for trustee nominees for the annual meeting, the Nominating and Corporate Governance Committee will consider any written suggestions received by our Secretary not less than 90 nor more than 120 days prior to the anniversary of the prior year’s annual meeting. Suggestions must be mailed to our Secretary at our corporate headquarters. The manner in which trustee nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

Executive Sessions

Consistent with the NYSE’s corporate governance listing standards, our Board has adopted Principles of Corporate Governance that, among other things, call for the non-officer trustees to meet in regularly scheduled executive sessions without management. Mr. Natelli, our non-executive Chairman of the Board, presides at these executive sessions.

Communicating with the Board

Interested parties, including shareholders, may communicate their concerns directly to the full Board, the presiding independent trustee or the non-officer trustees as a group by writing to the Board, the presiding independent trustee or the non-officer trustees, at our corporate headquarters.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our trustees, officers and employees. This code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

The Audit Committee will review this code on an annual basis, and the Board will review and act upon any proposed additions or amendments to the code as appropriate. The code is posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of the code without charge by writing to our Secretary at our corporate headquarters. Any waivers of the code for executive officers or trustees will be posted on our website and similarly provided without charge upon written request to this address. No such waivers have been provided under the code.

We have established and implemented formal “whistleblower” procedures for receiving and handling complaints of employees, and have made an e-mail address and a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported via e-mail or to this hotline will be communicated directly to the Audit Committee.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	trustee independence and qualification standards;

•	trustee responsibilities, orientation and continuing education;

•	trustee compensation;

•	trustee attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	trustee communication, committees and access to management.

Our Nominating and Corporate Governance Committee is required to review the Principles of Corporate Governance on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate. The Principles of Corporate Governance are posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to our Secretary at our corporate headquarters.

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the seven persons listed below to serve as trustees for the one-year term ending at our 2013 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Trustee Qualifications

Set forth below is information as of April 1, 2012 concerning each of the nominees for trustee:

James L. Francis, 50, is our President and Chief Executive Officer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation (“Highland”), positions that he held from Highland’s IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until our formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation, and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University. We believe Mr. Francis should serve on our board as a result of his principal role in our founding and his extensive experience in the lodging industry.

Douglas W. Vicari, 52, is our Executive Vice President, Chief Financial Officer, Treasurer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Vicari served as a principal with Paramount Hotel Group, a hotel owner, developer and operator, from January 2009 to June 2009. Previously, Mr. Vicari served as Executive Vice President and Chief Financial Officer of Highland from September 2003 until its sale in July 2007. Prior to joining Highland, Mr. Vicari served as Senior Vice President and Chief Financial Officer of Prime Hospitality Corp., a former NYSE-listed company acquired by an affiliate of The Blackstone Group in 2004, from August 1998 to July 2003, and also served on the board of directors of Prime Hospitality Corp. from May 1999 to July 2003. Prior to his appointment as Chief Financial Officer, he served as Vice President and Treasurer of Prime Hospitality Corp. from January 1991 to July 1998, and was an instrumental member of the management team that led the company out of bankruptcy in July 1992. From 1986 to 1991, Mr. Vicari was Director of Budgeting and Financial Planning for Prime Hospitality Corp, and was responsible for all budgeting, planning and forecasting. Prior to his tenure at Prime Hospitality Corp., Mr. Vicari held numerous management positions at Combustion Engineering (now ABB Brown Boveri) from 1981 to 1986. Mr. Vicari earned a B.S. in Accounting from the College of New Jersey and received his M.B.A. in Finance from Fairleigh Dickinson University. Mr. Vicari also currently serves on the board of directors and as the audit committee chairman for Thunderbird Resorts Inc. (Euronext: TBIRD), a publicly traded gaming and lodging company. We believe Mr. Vicari should serve on our board due to his principal role in our founding and his experience as a CFO for other lodging REITs.

Thomas A. Natelli, 52, is the non-executive Chairman of the Board. Since 1987, Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company. Under Mr. Natelli’s leadership, Natelli Communities has earned numerous awards, including the prestigious Urban Land Institute National Award of Excellence for Large Scale Communities, Washington Metro Area Environmental Developer of the Year and Suburban Maryland Builder of the Year. Mr. Natelli currently serves on the board of the School of Engineering at Duke University and of Strathmore Performing Arts Center. Previously, Mr. Natelli served on the board of directors and was a member of the audit and nominating and corporate governance committees of Highland from its IPO until its sale in July 2007. In

2007, Mr. Natelli formed MargRock Entertainment, a music publishing and artist development and management services company, for which he currently serves as Principal. In 1999, Mr. Natelli co-founded eStara, Inc., a privately held technology company, for which he served as Chairman and Chief Executive Officer from its inception through its sale to Art Technology Group, Inc. in October 2006. From 1993 through 2003, Mr. Natelli served on the board of trustees of Suburban Hospital Healthcare System, after which he served as Chairman of the board of trustees and headed its executive committee until 2006. He also served on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. Mr. Natelli is a past President of the Board of the Montgomery County Chamber of Commerce, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received a B.S. in Mechanical Engineering from Duke University in 1982. We believe Mr. Natelli should serve on our board due to his extensive experience in the real estate industry, his entrepreneurial background and financial acumen.

Thomas D. Eckert, 64, is a trustee. Since 2011, Mr. Eckert has served as Chairman, and previously from 1997 to 2011 had served as President and Chief Executive Officer, of Capital Automotive Real Estate Services, Inc., or Capital Automotive, a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s founders and led its IPO in February 1998. Mr. Eckert also served as President and Chief Executive Officer and a trustee of Capital Automotive from its founding until December 2005, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is currently Chairman of the Board of The Munder Funds, a $7 billion mutual fund group, a director and member of the audit and compensation committees of DuPont Fabros Technology, Inc., a publicly-traded owner, developer and manager of wholesale data centers, and a director and member of the audit and qualified legal compliance committees of NVR, Inc., a homebuilder. He is also a member of the board of The Potomac School, a K-12 private school, and the Wolf Trap Foundation. In addition, Mr. Eckert is a former director of the National Association of Real Estate Investment Trusts and Fieldstone Investment Corporation. Mr. Eckert received his undergraduate degree from the University of Michigan in 1970. We believe Mr. Eckert should serve on our board due to his extensive experience in the real estate industry, including as a CEO of a publicly traded REIT.

John W. Hill, 57, is a trustee. Mr. Hill has been Chief Executive Officer of The Federal City Council, a not-for-profit, non-partisan organization dedicated to the improvement of Washington, DC, since 2004. Previously, Mr. Hill served on the board of directors and was a member of the audit and compensation committees of Highland from January 2006 until Highland’s sale in July 2007. From 2002 until 2004, Mr. Hill served as the Chief Executive Officer of In2Books, Inc. From 1999 until 2002, he was a partner with Andersen, LLP, where he was in charge of state and local consulting for North America. Previously, Mr. Hill also was a director of Marriott Corporation’s Internal Audit Division in charge of all financial and operational audits of the hotel division and has been an audit manager for Coopers & Lybrand and Price Waterhouse. Mr. Hill has served on the board and audit committee of Prestwick Pharmaceuticals Inc., a non-public company. Mr. Hill currently serves on the boards of several not-for-profit organizations, including the DC Public Library Board of Trustees, the DC Shakespeare Theatre Board, and the National Minority Aids Council. He formerly served on the boards of the DC Children and Youth Investment Trust and the Mayor’s Blue Ribbon Commission to Revitalize the DC Public Library. Mr. Hill earned a B.S. in Accounting from the University of Maryland, College Park in 1976 and passed the Maryland State CPA exam in 1977. We believe Mr. Hill should serve on our board due to his long-standing leadership role with the Federal City Council and his extensive background in accounting and financial matters.

George F. McKenzie, 56, is a trustee. Since June 2007, Mr. McKenzie has served as President and Chief Executive Officer and a trustee of Washington Real Estate Investment Trust, or WRIT, a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington, DC metro region. Since joining WRIT in September 1996, Mr. McKenzie also served in other executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. From 1977 to 1985, Mr. McKenzie served as an officer in the U.S. Navy. He received a B.S. in Operations Analysis from the United States Naval Academy and an MBA in Finance from the University of Rhode Island. Mr. McKenzie is a member of the Economic Club of Washington, Urban Land Institute (“ULI”), the National Association of Industrial & Office Properties (“NAIOP”), and the board of governors of the National Association of Real Estate Investment Trusts (“NAREIT”). We believe Mr. McKenzie should serve on our board due to his extensive experience in the real estate industry, including as a CEO of a publicly traded REIT.

Jeffrey D. Nuechterlein, 54, is a trustee. In 2000, Mr. Nuechterlein founded Isis Capital LLC, a venture capital and hedge fund based in Alexandria, Virginia, where he has served as Managing Partner since its formation. From 1997 until 2000, Mr. Nuechterlein served as Managing Director and Chief Investment Officer for pension fund investments at National Gypsum Company. From 1995 until 1996, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative, and prior to that he served as outside legal counsel to several U.S. semiconductor and steel companies from 1992 until 1995. Mr. Nuechterlein also served as Special Assistant for Policy to the Governor of Virginia from 1990 until 1991, and was Counsel to the U.S. Senate’s Judiciary Subcommittee on Technology from 1989 until 1990. Mr. Nuechterlein is a director and member of the audit committee of The Jones Group, Inc., a designer, marketer and wholesaler of over 35 brands of apparel, footwear and accessories. Among his non-profit activities, Mr. Nuechterlein is a Past President and a Trustee of The College Foundation at the University of Virginia, a Trustee of The Potomac School, a Trustee of the Classical American Homes Preservation Trust in New York and a member of the Council on Foreign Relations. Mr. Nuechterlein received his undergraduate and law degrees from the University of Virginia in 1979 and 1986, respectively, and his master’s and D. Phil. degrees from Oxford University. We believe Mr. Nuechterlein should serve on our board due to his extensive investment experience and non-profit activities and his legal background.

Your Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, as the independent registered public accounting firm for the Trust for the year ending December 31, 2012.

Although we are not required to seek shareholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, we are asking shareholders to do so because we believe that it is a good corporate governance practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Chesapeake Lodging Trust, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Trust and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for the Trust since its inception, will be in attendance at the 2012 Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee is required to review and approve the list of pre-approved services and the threshold estimates of cost of performance of each. Ernst & Young LLP is required to provide detailed information regarding any services to be performed and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee has delegated pre-approval authority for audit related or non-audit services not exceeding $100,000 to Mr. Eckert, one of its members. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of Ernst & Young LLP or any other independent registered public accounting firm providing audit services to the Trust from time to time. In 2010 and 2011, all of the services provided by Ernst & Young LLP were approved by the Audit Committee in accordance with its policies and procedures.

Fees Billed to the Trust by Ernst & Young LLP for 2011 and 2010

The following table shows the fees billed to us by Ernst & Young LLP for audit and other services provided for 2011 and 2010:

	2011	2010
Audit Fees (a)	$363,787	$254,039
Audit-Related Fees (b)	184,600	297,799
Tax Fees (c)	68,800	2,750
All Other Fees (d)	—	—

Total	$617,187	$554,588

(a)	“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Ernst & Young LLP related to our filings with the SEC.
(b)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Trust’s acquired hotels.
(c)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(d)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Your Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of three trustees, each of whom has been determined by the Board to meet the NYSE standards for independence and the SEC’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board. The Audit Committee’s charter may be found on the “Corporate Governance” page of the Trust’s website at www.chesapeakelodgingtrust.com.

The Audit Committee’s responsibilities include appointing the Trust’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Trust’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Trust’s independent registered public accounting firm, internal audit firm and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Trust’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the Trust’s financial statements, including the estimates and judgments on which they are based, as well as the Trust’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Trust’s financial reporting process on behalf of the Board, in accordance with its charter. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Trust’s management and of the Trust’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the Trust’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Trust’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as supplemented or amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee discussed with the Trust’s independent registered public accounting firm the overall scope and plan for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

The Trust’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Trust and its affiliates is compatible with the firm’s independence.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC.

THE AUDIT COMMITTEE

Thomas D. Eckert

Thomas A. Natelli

John W. Hill

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2011 with respect to our named executive officers, Messrs. Francis, Vicari, Adams and Wootten. It also outlines the key changes and developments that will affect their compensation for 2012.

Executive summary

Executive compensation philosophy

Because we had not conducted any operations, nor did we own or have any contracts to acquire any hotel assets at the time we completed our initial public offering (“IPO”) in January 2010, our co-founders, Messrs. Francis and Vicari, concluded that it would be most important to the Trust’s future success for it to be able to attract, retain and motivate very qualified and high performing executive officers who possess the skills, experience, business acumen and entrepreneurial competency to transform a start-up into an industry leading hotel REIT. Due to the competitive marketplace for executives with experience in our industry, retaining and properly incentivizing our executive management team, who we believe are capable of leading us in achieving our business objectives, is our primary compensation objective. We seek to achieve this objective in a manner that provides appropriate incentives for our executive officers to achieve our goals and create value for shareholders. The four core elements of our executive compensation philosophy, and the ways these were represented in our initial, post-IPO executive compensation program, are as follows:

1.	Total compensation provided to our executive officers should be at levels commensurate with their individual responsibilities and performance while also providing appropriate incentives related to our long-term performance.

•

Our executive officers have extensive experience in the lodging industry that exceeds or rivals that of the executive teams of our industry peers. Our executive management team served in comparable positions with Highland Hospitality Corporation, or Highland, a NYSE-listed lodging REIT that operated in the upper-upscale segment from its IPO in December 2003 until its sale in July 2007. In addition to their service with Highland, our senior executive officers have held senior management and executive positions at several other publicly traded lodging companies, including Crestline Capital Corporation, Marriott International, Inc., Host Hotels & Resorts, Inc. and Prime Hospitality Corporation.

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We believe, and our executive compensation program reflects, that building a leading lodging company from a start-up into a mature business poses challenges that are different in many respects from those associated with running a more established company.

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The combination of the depth and breadth of the experience of our executive officers, and the greater risks they have taken in working for us as opposed to more established competitors, warrant compensation in amounts that are generally in line with the compensation paid to our lodging industry peers so our executive officers stay motivated with appropriate incentives while undertaking the challenging process of building our business.

2.	A significant portion of each executive officer’s total compensation should be provided in the form of incentive compensation that motivates the executives to take actions that enhance shareholder returns, in the form of a stable and growing dividend and through long-term appreciation in our share price. We believe that performance-based pay aligns the interests of our executive officers with those of the Trust’s shareholders. Performance measures based on individual goals and objectives annually established by our Compensation Committee for the executive officers should reward executive officers for performance within the executive officers’ responsibilities that allows the Trust to achieve its near-term business goals and positions the Trust to generate greater long-term shareholder value.

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Given the start-up nature of the Trust, our initial, post-IPO compensation program necessarily emphasized short-term incentive compensation opportunities designed to reward our executive officers for achievement of what our co-founders believed to be our most important business objectives for the three years following our IPO – the growth of a portfolio of hotel assets and aggressive asset management efforts to maximize the operating results of each acquired hotel.

•

Our 2010 and 2011 cash bonus plans were designed and implemented with these goals firmly in mind, and also afforded each officer with the opportunity to earn a discretionary bonus based on achievement of individual performance objectives tied to, among other things, our ability to establish the Trust’s reputation in the acquisitions market, the success of our investor relations efforts and development of the internal staff and systems required for operation of a public company.

•	The Trust’s total shareholder return relative to industry peer returns formed the basis of performance-based restricted share awards awarded to our co-founders at the time of our IPO and in 2011.

•	Through these incentive compensation tools, in 2011, Messrs. Francis and Vicari realized performance-based pay of approximately 160% and 135%, respectively, of their annual base salaries.

3.	Our executive compensation program further seeks to align the interests of our executives with those of our shareholders by providing that a significant portion of executive officers’ compensation is offered in common shares. Through grants of restricted common shares that vest over a period of years and in respect of the Trust’s performance, the value of the executive officers’ total compensation should increase as total returns to shareholders increase.

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At the time of our IPO, our executives were granted time-based and, for Messrs. Francis and Vicari, performance-based restricted share grants approximating 2.5% of our post-IPO market capitalization to provide each executive with long-term stakes in our success. Additional time-based and performance-based restricted share grants were made to our executive officers in 2011 in recognition of the successful follow-on offerings that increased our market capitalization subsequent to our IPO.

•

In early 2012, our Compensation Committee recommended, and our Board approved, share ownership guidelines for executive officers that encourage them to attain and maintain specified levels of ownership of our common shares.

4.	We believe that the protections provided to our executive officers in their employment agreements should help us achieve our goal of retaining our executive officers.

•

In addition to specifying minimum base salaries that may be increased but not decreased by the Compensation Committee following its annual review, our executive officers’ employment agreements provide for some limited perquisites as well as post-termination pay opportunities designed to provide the executives with economic security. Our executive officers also participate in the welfare and benefit plans that we make available to each of our nine current employees.

Executive compensation governance and oversight

Our Compensation Committee, which consists solely of independent trustees, discharges the Board’s responsibilities relating to the compensation of our trustees and executive officers. In that role, the Compensation Committee also serves as the administrator of our Equity Plan pursuant to which the equity and annual cash incentive awards that form part of our executive compensation program are made. Our Compensation Committee administers our executive compensation program in accordance with the following core governance principles:

•	Elements of performance-based incentive compensation are tied to defined performance goals, with both short-term and long-term components, that are established annually.

•

Our Compensation Committee considers our executive officers’ compensation as compared to that paid to executives of peer companies in the lodging industry as part of the total mix of information considered in making compensation decisions.

•	The Compensation Committee has full discretion to retain an independent outside compensation consultant to perform services that assist the committee in making its compensation decisions.

•	Our Compensation Committee is responsive to the concerns of our shareholders.

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The compensation and performance goals for the executive officers, other than our President and Chief Executive Officer, take into account recommendations of the President and Chief Executive Officer. Similarly, the determinations of annual bonuses and incentive payments due to each executive officer, other than the President and Chief Executive Officer, take into account the recommendations of the President and Chief Executive Officer. Salary increases, annual bonus and incentive payments for the President and Chief Executive Officer are determined by the Compensation Committee, and are subject to ratification by the full Board.

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Our executive employment agreements do not provide for automatic salary increases, but instead the Compensation Committee annually reviews base salary increases for each executive officer. Similarly, because the employment agreements of the executive officers provide for automatic renewal, the Compensation Committee reviews the terms of the employment agreements periodically and before a renewal occurs to determine whether the terms of the employment agreements continue to further our goals.

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The change in control arrangements provided to our executives are “double trigger,” requiring a termination event following a change in control before any payments are triggered, and were amended in 2011 to eliminate provisions that might have required the Trust to make excise tax “gross-up” payments in connection with a future change in control.

•

The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements, or components of it, create risks that are reasonably likely to have a material adverse effect on us, as described more fully below under “– Impact of compensation decisions on risk management.”

The following discussion provides additional detail and analysis regarding the Compensation Committee’s decisions relating to the compensation of our named executive officers for 2011 and 2012, including the objectives underlying our approach to executive compensation, our process for making decisions with respect to executive compensation and the specific factors in that decision-making process, and the various elements of compensation we use.

Elements of 2011 named executive officer compensation

Our compensation program for our named executive officers in 2011 consisted of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•

Long-term incentives, in the form of restricted share awards that vest over time and, for Messrs. Francis and Vicari, additional awards that vest only upon achievement of specified performance objectives;

•	Health and welfare benefits and perquisites; and

•	Severance arrangements under the executives’ employment agreements.

During 2011, we paid base salaries and made grants of equity awards under our Equity Plan to our named executive officers. The awards under our Equity Plan were granted to provide a retention element to our named executive officers’ compensation and to increase their ownership in the Trust, and to incentivize such individuals to maximize the Trust’s future performance. We also awarded cash bonuses to our named executive officers in respect of our financial accomplishments and their performance during the year. The following is a summary of the elements of and amounts paid under our employment agreements and compensation plans for 2011:

Annual base salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. The initial base salaries of Messrs. Francis, Vicari and Adams were determined prior to completion of our IPO in 2010 by Messrs. Francis and Vicari in negotiations with the underwriters of our IPO, who sought to create a compensation system that was competitive with other lodging REITs, although no formal benchmark was used. The base salary of Mr. Wootten was determined by our Compensation Committee upon the recommendation of Messrs. Francis and Vicari in connection with Mr. Wootten’s appointment in February 2010. Under their employment agreements, Messrs. Francis, Vicari, Adams and Wootten are entitled to receive annual base salaries at minimum annual rates of $700,000, $475,000, $275,000 and $230,000, respectively.

Under their respective employment agreements, the Compensation Committee is permitted to annually review the base salary of each named executive officer to determine whether an increase in each named executive officer’s salary is necessary or appropriate. In determining whether to increase base salaries, the Compensation Committee may consider a variety of factors, including each executive’s role and responsibility, unique skills, future potential with the Trust, salary levels for similar positions in our target market, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. Based upon its review of these factors, the Compensation Committee determined in January 2011 that, for 2011, the base salaries of our named executive officers remained fair and should remain at the contractual minimum rates established in 2010.

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance, as well as the overall performance of the Trust. In connection with our annual cash bonus program, our Compensation Committee establishes annual performance criteria that are flexible and that change with the needs of our business.

Our 2011 cash bonus plan was created and proposed by Messrs. Francis and Vicari based on their assessment of our most important business objectives, which remained substantially the same as they were for 2010. Following a discussion between the Compensation Committee and Mr. Francis that produced some refinements, the 2011 cash bonus plan was approved by our Compensation Committee in January 2011. Annual cash bonuses were based 37.5% on our success in achieving a company-wide objective of capital deployment (as described below), 37.5% on our success in achieving targeted levels of overall Hotel EBITDA (as described below) and 25% on each executive’s success in achieving individually designed performance objectives.

The following table depicts the aggregate amount of cash bonus that each named executive officer was eligible to receive in 2011 based upon the executive’s and the Trust’s maximum performance under each component of the bonus criteria, as well as the actual amount of cash bonus that each named executive officer received in 2011.

Maximum v. Actual 2011 Cash Bonuses

Executive Officer	Maximum Attainable Cash Bonus	Actual Cash Bonus Paid
James L. Francis	$1,050,000	$955,040
Douglas W. Vicari	$593,750	$529,313
D. Rick Adams	$206,250	$187,597
Graham J. Wootten	$172,500	$156,899

Capital deployment (Weight: 37.5%): The capital deployment element of our 2011 cash bonus plan was designed to reward our named executive officers for their efforts in growing our portfolio of hotels as quickly as prudently possible. In considering the adoption of this element, the Compensation Committee considered the potential risks related to its adoption, as described more fully below under “– Impact of compensation decisions on risk management.” For these purposes, capital deployment was defined as the sum of (1) the aggregate purchase price for each hotel acquired, or committed to be acquired through the entry into a definitive purchase agreement, in 2011, inclusive of all legal, audit and transfer fees and other acquisition-related costs and expenses, and (2) the projected company-funded capital expenditures for the first year of ownership for each hotel acquired or committed to be acquired through the entry into a definitive purchase agreement in 2011. The Compensation Committee set the threshold level of capital deployment at $200 million, the target level of capital deployment at $350 million and the maximum level of capital deployment at $500 million.

In 2011, we deployed a total of approximately $556.3 million of capital, which exceeded the maximum level established by our Compensation Committee by approximately $56.3 million. Consequently, each of our named executive officers was paid the maximum bonus amount payable under the capital deployment metric of the 2011 cash bonus plan. No additional bonus was paid for performance above the maximum level.

Hotel EBITDA (Weight: 37.5%): In addition to growth, the Compensation Committee believed that a significant indicator of our success in 2011 would be the aggregate earnings before interest, income taxes, and depreciation and amortization, or EBITDA, generated by our hotels. Accordingly, the Compensation Committee determined that 37.5% of the overall 2011 bonus for each executive officer was to be based upon actual 2011 Hotel EBITDA, compared to 2011 Hotel EBITDA determined for each hotel acquisition and included in our hotel underwriting delivered to the Board in connection with its determination to acquire the hotel. For these purposes, Hotel EBITDA generally equates to total revenue less total hotel operating expenses, as such items are reported on our consolidated statement of operations. By focusing on the actual Hotel EBITDA generated for 2011 as compared to the underwritten levels of Hotel EBITDA for our hotels, the Compensation Committee sought to align the interests of our named executive officers with those of our shareholders by providing each officer with incentives to ensure that the hotels acquired were operated by their respective managers in a way that maximized their operating results.

Under this metric, the actual amount paid to each named executive officer was based upon achievement of threshold, target and maximum amounts set at 90%, 100% and 110% of our underwritten Hotel EBITDA. In 2011, our actual Hotel EBITDA was approximately 103% of our underwritten amount. Consequently, amounts paid to our named executive officers under the Hotel EBITDA metric were interpolated between the target and maximum payout levels.

Individual performance goals (Weight: 25%): In addition to company-wide performance goals, the Compensation Committee believed that individual performance goals relative to pre-determined objectives should play a role in the bonus payable to each executive officer. Accordingly, the Compensation Committee determined that 25% of the overall bonus for each executive officer in 2011 was to be based upon such individual performance goals. No executive officer was guaranteed an award under the individual performance criteria of the 2011 cash bonus plan, and the size of the bonus payable as a result of achievement of the individual performance criteria was to be determined in the full discretion of the Compensation Committee, subject only to certain maximum payment limitations.

The Compensation Committee considered the following accomplishments by the Trust and the named executive officers in 2011 in reaching its decision on the amounts to be paid pursuant to the individual bonus criteria of the 2011 cash bonus plan:

•	Our successful follow-on public offering in March 2011, which resulted in net proceeds of approximately $229.8 million to the Trust and increased our market capitalization by approximately 75%;

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The amendment of our revolving credit facility to increase the maximum borrowing amount to $200 million, with the possibility of further increases up to a maximum of $300 million, while at the same time lowering the cost of borrowings under the facility and attaining significantly more flexibility for us under the facility’s financial covenants;

•	We completed or assumed three secured, long-term, property-specific financings, raising or preserving approximately $260 million of funds at favorable interest rates;

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Our strong financial position, which provides us with financial flexibility and limited refinancing risk, enabled the Trust to declare and pay an aggregate of $25.7 million of dividends on our common shares in respect of 2011 operations;

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Our deployment of capital to purchase seven hotels in high barrier-to-entry locations, in top lodging markets, and at what management and the Compensation Committee believe to represent highly favorable purchase prices in comparison to the per key prices of 2011 acquisitions completed by peer companies;

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Our asset management team was expanded, and was aggressive in driving the performance of our portfolio of hotels to generate Hotel EBITDA of approximately 103% of the amounts underwritten in connection with the acquisitions of our hotels;

•	Our investor relations efforts, including through our November 2011 investor day, resulted in an expanded shareholder base and broader coverage from sell-side analysts; and

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We enhanced our financial reporting and corporate compliance functions through the addition of new accounting staff, and achieved timely compliance with internal control audit requirements under Sarbanes-Oxley.

Based on the foregoing, the Compensation Committee awarded each of the named executive officers the maximum payable amount under the individual performance criteria of the 2011 cash bonus plan. The Compensation Committee did not rely on any one particular objective or formula in determining appropriate short-term incentives, but rather on what the Compensation Committee considered to be value-added quantitative and qualitative goals in furtherance of our compensation principles.

Equity awards. On January 31, 2011, our Compensation Committee approved the issuance of equity awards to our named executive officers. These awards were intended to complete our IPO process from an equity incentive perspective and to provide additional motivation and retention elements to our compensation. Therefore, these awards were granted with substantially the same vesting dates as the awards that we granted in 2010 in connection with our IPO, as discussed further under “– Narrative discussion of grants of plan-based awards.” Messrs. Francis, Vicari, Adams and Wootten were issued 70,000, 47,000, 16,000 and 10,000 time-based restricted common shares, respectively, which will vest one-half per year beginning on the second anniversary of the completion of the IPO, assuming the executive remains employed by the Trust on such anniversary date. In addition, Messrs. Francis and Vicari were issued 15,500 and 10,000 performance-based restricted common shares, respectively, of which one-half will be eligible for vesting each year in accordance with the terms described below under “– Narrative discussion of grants of plan-based awards.” Further information about grants made to our named executive officers in 2011 is set forth below under “– Grants of plan-based awards” and “– Narrative discussion of grants of plan-based awards.” We provided, and expect to provide in the future, all awards pursuant to our Equity Plan.

Health and welfare benefits and perquisites. All eligible employees are able to participate in our 401(k) plan. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their eligible compensation, and we make a matching contribution up to 4% of eligible compensation. We currently do not provide an option for our employees to invest in our common shares through the 401(k) plan.

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees. Messrs. Francis and Vicari also receive certain perquisites, as described more fully under “– Employment agreements.”

Post-termination pay. As described more fully under “– Employment agreements,” we have entered into employment contracts with each of our named executive officers that provide the officers with compensation if they are terminated without cause, they leave the Trust with good reason or their employment terminates in some circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Trust.

Impact of compensation practices on risk management

The capital deployment element of our 2011 cash bonus plan was designed to reward our named executive officers for their efforts in growing our portfolio of hotel as quickly as prudently possible. Our senior management team, Board and Compensation Committee recognized that there was a risk that this element may provide our named executive officers and other employees who participate in the plan with incentives to make acquisitions of hotels that may not be in our shareholders’ best interests over the long term, if only to ensure that these officers receive the maximum bonus amounts tied to that element of the plan. We believe, however, that this risk was mitigated, if not entirely eliminated, by a number of factors, including:

•

The equally-weighted component of the cash bonus plan focusing on the actual Hotel EBITDA generated for the fiscal year as compared to the underwritten levels of Hotel EBITDA for our hotels further aligns the interests of our management team with those of our shareholders by providing management with incentives to ensure that the hotels acquired are operated by their respective managers in a way that maximizes their operating results;

•

The value of the equity owned by our named executive officers, including the time-based and performance-based restricted shares granted to them, more than offsets the maximum amount of cash bonuses that may be paid to them under this component of the cash bonus plan; and

•

Our investment process results in production of significant amounts of financial and other information about each targeted hotel, and requires our Board to approve all acquisitions before they are made.

Tax considerations

Section 162(m) of the Internal Revenue Code may limit the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our Equity Plan. Our Compensation Committee’s policies and practices are not directly guided by considerations relating to Section 162(m), and we may award non-deductible compensation in certain circumstances as we deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and rulings issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does or will in fact do so. The base salaries and amounts paid to our named executive officers under our 2011 bonus plan may not qualify under these criteria, and accordingly for 2011, some compensation paid to the named executive officers in 2011 may not be deductible under Section 162(m). If Section 162(m) were determined to be applicable to the compensation paid to our named executive officers, our net income would be higher and amounts required to be distributed by us to comply with the REIT qualification requirements and eliminate our U.S. federal income tax liability at the REIT level also would be higher.

Decisions regarding 2012 named executive officer compensation

In 2011, two significant events impacted our executive compensation program for 2012. First, in connection with the say-on-pay proposal considered at our 2011 annual meeting, we engaged in discussions with ISS Proxy Advisory Services (“ISS”) and many of our major institutional investors, which led to the amendment of our executives’ employment agreements. Second, the Compensation Committee engaged a compensation consultant, HVS, to provide an assessment of our executive compensation program. The impact of both events is discussed below.

Response to 2011 “Say-on-Pay” Voting

Like nearly all public companies, we were required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to include a non-binding, advisory vote on executive compensation in our 2011 proxy statement. At our 2011 annual meeting, our shareholders approved the Trust’s executive compensation program as disclosed in the Trust’s proxy statement for the meeting, with approximately 68.4% of the votes cast in favor. It is the sense of the Compensation Committee and management that the results of this vote, although supportive of our initial post-IPO executive compensation program, were negatively impacted by concerns raised by ISS, which affected the votes cast by some of the Trust’s institutional investors. By way of background, on May 12, 2011, ISS initially issued a report recommending that shareholders vote to approve our executive compensation program. However, on May 18, 2011, approximately one week before our annual meeting, ISS issued a second report changing its recommendation. The change in ISS recommendation was based largely on the grounds that, under the terms of our named executive officers’ employment agreements, our executives were entitled, in certain circumstances, to receive “gross-up” payments to compensate for excise taxes imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments upon a change in control. At the time the agreements were entered into in 2010, several of the Trust’s lodging REIT peers also had agreements with executive officers which provided for similar potential tax gross-up payments. In a rapid response to ISS’s changed recommendation, management, working with MacKenzie Partners, our proxy solicitor, reached out to ISS and many of our major institutional shareholders to discuss the issue. Following those discussions, which management communicated to the Compensation Committee, our Compensation Committee and our named executive officers agreed to eliminate the tax “gross-up” provisions contained in our executives’ employment agreements, and we filed a Current Report on Form 8-K to announce the same. ISS informed us that it was satisfied that our actions warranted an affirmative recommendation regarding our say-on-pay proposal, but was unable to reissue a favorable recommendation before the voting cut-off for our 2011 annual meeting. In addition, several of our major shareholders that had cast their votes based on the negative ISS recommendation were unable to change their votes in time for the annual meeting despite, in some cases, advising us that they were satisfied with our responsive actions and had no significant concerns with our executive compensation practices.

In addition to its impact on the removal of the tax gross-up provisions, the outcome of last year’s advisory vote and our discussions with our large shareholders relating to the same were considered by the Compensation Committee and factored into the changes to our executive compensation program for 2012, as described below.

External assessment of our executive compensation program

In addition, during 2011, our Compensation Committee began the process of assessing our executive compensation program in light of our changing business objectives as a more mature post-IPO company, and commissioned HVS, a compensation consultant, to aid in this process by providing a benchmark analysis and assessment of the competiveness of the Trust’s compensation of its named executive officers. Based on its assessment of 2010 SEC filings and data compiled by HCE Data Services, a hotel industry compensation guide encompassing 252 hotel companies, HVS provided an assessment of our compensation program as compared to the following peer group:

• Ashford Hospitality Trust	• Hersha Hospitality	• LaSalle Hotel Properties

• Chatham Lodging Trust	• FelCor Lodging Trust	• Pebblebrook Hotel Trust

• DiamondRock Hospitality Company	• Sunstone Hotel Investors	• Strategic Hotels and Resorts

Based on its analysis, HVS made the following observations and recommendations regarding various elements of our executive compensation program:

•

Base salary. HVS noted that base salaries for Messrs. Francis, Vicari and Wootten were generally in line with those of the peer group, but that Mr. Adams’ salary was significantly less than that of officers with comparable job titles and responsibilities.

•

Short-term cash incentives. HVS advised that, while target bonus levels appeared to be generally in line with those set for officers of the peer group, each executive’s maximum bonus under our 2011 cash bonus plan as a percentage of base salary was substantially lower than typical of our peer group, and thus HVS recommended that our executives’ bonus caps as a percentage of base salary be evaluated for an adjustment. HVS also suggested that, as we grow less focused on capital deployment in the years following our IPO, we should consider linking bonus payouts to relevant performance measures other than capital deployment.

•

Long-term equity incentives. HVS noted that our executive officers have significantly lower equity stakes in our business than do comparable executives in our peer group and recommended that the Compensation Committee commence consideration of a new equity incentive program.

The HVS report and recommendations were discussed at a meeting of the Compensation Committee attended by a representative of HVS and Mr. Francis in January 2012. At the conclusion of that meeting, the Compensation Committee asked HVS to provide further advice and recommendations regarding the 2012 cash bonus plan. HVS presented further on this topic at a meeting held in February 2012, after discussion of which the 2012 cash bonus plan described below was approved.

2012 executive compensation program

Below is a description of the Compensation Committee’s decisions with respect to compensation of our named executive officers in 2012. The Compensation Committee reviewed the peer group information and reports provided by HVS to obtain a general understanding of current compensation practices, but did not specifically target, or “benchmark,” any element of compensation or the total compensation to justify any particular compensation decision. However, the information presented by HVS, like the feedback received from the 2011 advisory vote on executive compensation, was taken into account as a factor in the Compensation Committee’s decisions regarding 2012 executive compensation.

Annual base salary. Based upon its review of the factors described above, the Compensation Committee determined that, for 2012, the base salaries of Messrs. Francis and Vicari should remain at the 2011 levels, but raised the salaries for Messrs. Adams and Wootten to $350,000 and $240,000, respectively.

Annual cash bonus. Based on its assessment of the Trust’s changing business objectives post-IPO, as well as the analysis presented by HVS, the Compensation Committee determined that 2012 annual cash bonuses should be based on the three considerations described below. The Compensation Committee will evaluate each component based on threshold, target and maximum levels of performance. Amounts earned will be interpolated if performance is between the threshold and target, or target and maximum, levels. No additional bonus will be paid for performance above the maximum level of any component, and no bonus will be paid pursuant to any component if the threshold level of performance for that component is not achieved.

AFFO/Share (Weight: 60%): The Trust believes that adjusted funds from operations, or “AFFO” (determined by adjusting the Trust’s FFO as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), to add back hotel acquisition costs and non-cash amortization of certain non-cash items, including intangible assets and unfavorable contract liabilities), represents the best financial measure by which to evaluate the Trust’s core operating results. Accordingly, the Compensation Committee has determined that 60% of the overall cash bonus for each executive officer will be based upon the level of AFFO/share generated by the Trust during 2012. The Trust’s executive officers will earn the target payout under this component if the Trust achieves 2012 AFFO/share equal to $1.59. Threshold performance will be achieved if 2012 AFFO/share equals $1.47, and maximum performance will be achieved if 2012 AFFO/share equals $1.71. Each of the threshold, target and maximum levels exclude the potential impact of any significant transactions, such as capital raises of debt or equity and acquisitions or dispositions not currently pending. If any significant transaction were to occur, the impact of the transaction on reported AFFO/share will be evaluated by the Compensation Committee and, in the Compensation Committee’s discretion, an appropriate adjustment may be made to the threshold, target and maximum levels of AFFO/share in respect of the impact of the transaction.

RevPAR Growth Compared to Industry-wide Performance (Weight: 20%). The Compensation Committee has noted the overall growth of the Trust since its IPO in 2010, and believes that a significant indicator of the Trust’s 2012 performance will be the growth of the room revenue per available room (“RevPAR”) generated by the Trust’s hotels compared to that generated by hotels operating in the respective segments of the U.S. lodging industry in which the Trust’s hotels are positioned. Accordingly, the Committee has determined that 20% of the overall 2012 cash bonus for each executive officer will be based upon a comparison of 2012 RevPAR growth at the Trust’s hotels, excluding the Hotel Adagio in San Francisco, which as previously announced is undergoing a significant repositioning in 2012, and properties at which no 2011 operations occurred, against the weighted average (calculated on the basis of the number of rooms the Trust has in each segment) 2012 RevPAR growth reported by Smith Travel Research (“STR”) for the respective segments as a whole. For purposes of the 2012 cash bonus plan, threshold performance will be achieved if the Trust’s 2012 RevPAR growth achieves the STR weighted-average, less 1%; target performance will be achieved if the Trust’s 2012 RevPAR growth achieves the STR weighted-average; and maximum performance will be achieved if the Trust’s 2012 RevPAR growth achieves the STR weighted-average, plus 1%.

Individual Performance Goals (Weight: 20%). In addition to company-wide performance goals, the Compensation Committee believes that individual performance goals relative to pre-determined objectives should play a role in the cash bonus payable to each executive officer. Accordingly, the Compensation Committee has determined that 20% of the overall cash bonus for each executive officer in 2012 will be based upon such individual performance goals.

The Compensation Committee has approved performance goals for each of the Trust’s executive officers, with the Compensation Committee retaining full discretion in respect of all amounts awarded under this portion of the 2012 cash bonus plan. Individual performance goals include, where appropriate, operational goals for the Trust and the respective functions over which each executive has operational or overall responsibility, monitoring and expanding internal programs in support of the Trust’s strategic plan, monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed, evaluating and executing on renovation and repositioning opportunities with respect to each hotel, maintaining and expanding investor and industry relationships, undertaking leadership initiatives and other significant qualitative objectives. The Compensation Committee will not rely on any one particular objective or formula in determining appropriate short-term incentives, but rather on what the Compensation Committee considers to be value-added quantitative and qualitative goals in furtherance of the Trust’s compensation principles. No executive officer is guaranteed an award and, if performance is unsatisfactory, no bonus will be paid under the individual performance criterion of the 2012 cash bonus plan.

The following table depicts the cash bonus that each executive would be entitled to receive for 2012, measured as a percentage of 2012 base salary, assuming achievement by the executive and the Trust of the respective threshold, target and maximum performance levels under each criterion of the cash bonus plan criteria identified above.

Cash Bonuses Payable Based Upon Achievement of 2012 Bonus Plan Criteria

(as Percentage of 2012 Base Salary)

Executive Officer	Threshold	Target	Maximum
James L. Francis	50%	100%	200%
Douglas W. Vicari	35%	75%	150%
D. Rick Adams	35%	65%	125%
Graham J. Wootten	25%	50%	85%

Equity awards. To enable the Compensation Committee to approve future equity awards, we have included a proposal in this proxy statement to amend our Equity Plan. See “Proposal No. 3: Amendment of Equity Plan” below for more information about the proposed amendment of our Equity Plan.

Share ownership guidelines. In addition, in early 2012 our Compensation Committee recommended, and our Board established, share ownership guidelines for our executive officers. We believe that encouraging our executive officers to attain and maintain a meaningful ownership interest in the Trust relative to his or her annual base salary is in the best interest of the Trust and its shareholders and is likely to further encourage each executive officer to act in a manner that creates value for our shareholders.

Pursuant to the guidelines, the Board recommends that each of our existing executive officers should own shares having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table.

Name and Principal Position	Multiple of Annual Base Salary
James L. Francis President and Chief Executive Officer	5x

Douglas W. Vicari Executive Vice President, Chief Financial Officer and Treasurer	3x

D. Rick Adams Senior Vice President and Chief Investment Officer	3x

Graham J. Wootten Senior Vice President, Chief Accounting Officer and Secretary	3x

Our executive officers’ ownership of common shares, restricted shares subject to time-based vesting and other equity securities we may issue in the future all will count toward the recommended level of share ownership, but grants of restricted shares subject to performance-based vesting that have not vested will not count toward the recommended level of share ownership until the shares vest. Any newly named executive officer will have five years from the time of joining the Trust to attain the recommended level of share ownership. Our current executive officers have until December 31, 2014 to attain the recommended level of share ownership, but are encouraged to do so sooner, and to maintain their significant ownership positions thereafter. Once the Board has determined that a named executive officer has met the recommended level of share ownership, declines in the market value of those shares following the Board’s determination will not change that determination.

Report of the Compensation Committee

The Compensation Committee of the Board of Trustees of Chesapeake Lodging Trust has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K of Chesapeake Lodging Trust for the year ended December 31, 2011. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

John W. Hill

Thomas A. Natelli

Thomas D. Eckert

Summary Compensation Table

The following table sets forth the annual base salary and other compensation paid to our named executive officers in 2011 and 2010. None of our named executive officers received any compensation from us in 2009.

Name and Principal Position	Year	Salary($)(1)	Bonus($)	Share Awards($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)(2)	Total($)
James L. Francis	2011	$700,000	$262,500	$1,450,155	$692,540	$24,878	$3,130,073
President and CEO	2010	$551,849	$262,500	$2,190,167	$737,463	$22,065	$3,764,044

Douglas W. Vicari	2011	$475,000	$148,438	$969,232	$380,875	$9,878	$1,983,423
EVP, CFO and Treasurer	2010	$374,469	$148,438	$1,455,437	$411,358	$4,815	$2,394,517

D. Rick Adams	2011	$275,000	$51,562	$292,800	$136,035	$9,878	$765,275
Senior Vice President and Chief Investment Officer	2010	$255,850	$51,562	$481,865	$144,859	$2,815	$936,951

Graham J. Wootten	2011	$230,000	$43,124	$183,000	$113,775	$9,878	$579,777
Senior Vice President, Chief Accounting Officer and Secretary	2010	$206,291	$43,124	$504,608	$121,156	$2,365	$877,544

(1)	Base salary amounts paid to Mr. Adams for 2010 were pro-rated from the date of completion of our IPO in January 2010 and, for Mr. Wootten, were pro-rated from the date of his hire in February 2010. Messrs. Francis and Vicari did not commence receiving their salaries until March 2010 pursuant to the terms of salary deferral arrangements that we entered into with them in connection with the IPO, and accordingly all base salary salaries paid to them in 2010 were pro-rated from March 2010.
(2)	Amounts for 2010 reported in this column include (i) $15,000 paid to Mr. Francis pursuant to his employment agreement for reimbursement of certain financial planning services; (ii) matching contributions to the 401(k) accounts of Messrs. Francis, Vicari, Adams and Wootten of $7,000, $4,750, $2,750 and $2,300, respectively; and (iii) life insurance premiums paid by the Trust since March 2010. Amounts for 2011 reported in this column include (i) $15,000 paid to Mr. Francis pursuant to his employment agreement for reimbursement of certain financial planning services; (ii) matching contributions to the 401(k) accounts of Messrs. Francis, Vicari, Adams and Wootten of $9,800 each; and (iii) life insurance premiums paid by the Trust.

Grants of Plan-Based Awards

The following table sets forth the bonuses paid under our 2011 cash bonus plan and the grants of restricted common shares made to each of our named executive officers in 2011 under our Equity Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
James L. Francis	1/31/2011	$131,250	$525,000	$787,500
	1/31/2011				9,300	—	15,500		$169,155
	1/31/2011							70,000	$1,281,000

Douglas W. Vicari	1/31/2011	$62,344	$267,188	$445,312
	1/31/2011				6,000	—	10,000		$109,132
	1/31/2011							47,000	$860,100

D. Rick Adams	1/31/2011	$25,781	$103,126	$154,688	—	—	—
	1/31/2011							16,000	$292,800

Graham J. Wootten	1/31/2011	$21,563	$86,250	$129,376	—	—	—
	1/31/2011							10,000	$183,000

(1)	Represents amounts payable under our 2011 cash bonus plan based upon achievement in three categories of performance. For actual amounts paid to each named executive officer under our 2011 cash bonus plan, see “– Compensation discussion and analysis – Elements of named executive officer compensation – Annual cash bonus” and “– Summary Compensation Table.”
(2)	Represents amounts payable under our 2011 cash bonus plan if the threshold level had been achieved for only one performance metric.
(3)	Represents amounts payable under our 2011 cash bonus plan if the target level had been achieved for both performance metrics.
(4)	Represents amounts payable under our 2011 cash bonus plan if the maximum level had been achieved for both performance metrics.
(5)	Represents performance share awards that will vest upon our achievement of specified performance metrics. The Trust did not achieve any of the performance goals in 2011, and therefore none of the performance-based awards vested in 2011. See “– Narrative discussion of grants of plan-based awards.”
(6)	Represents time-based restricted common share awards that will vest one-half per year beginning on the second anniversary of the completion of our IPO, assuming the executive remains employed by the Trust on such anniversary date.
(7)	Represents the estimated grant date fair value of the share awards.

Narrative Discussion of Grants of Plan-Based Awards

In addition to base salary, annual bonus and non-equity incentive compensation, our named executive officers are entitled to receive long-term equity incentive compensation designed to provide additional motivation and retention elements to our compensation structure.

Time-based restricted common shares

Upon completion of our IPO in 2010, each of Messrs. Francis, Vicari and Adams was granted a number of restricted common shares subject to time-based vesting requirements. Subsequently, on February 16, 2010, Messrs. Wootten and Adams were granted 25,000 and 2,500 timed-based restricted common shares, respectively, reflecting Mr. Wootten’s initial award upon assuming his officer role and an additional award to Mr. Adams based on internal pay equity considerations. In accordance with each executive’s award agreement, the number of shares initially granted to each executive was increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. The time-based shares granted in 2010 vest one-third per year beginning on the first anniversary of the grant date, assuming the executive remains employed by the Trust on such anniversary.

On January 31, 2011, our Compensation Committee approved the issuance of additional equity awards to our named executive officers and certain other employees. As discussed above under “– Elements of named executive officer compensation – Equity awards,” these 2011 equity awards were intended to complete our initial equity incentive program. Therefore, the awards were granted with substantially the same terms as the awards granted in 2010 in connection with our IPO. The time-based shares granted in 2011 vest one-half per year beginning on the second anniversary of the IPO, assuming the executive remains employed by the Trust on such anniversary.

Performance-based restricted common shares

Upon completion of our IPO in 2010, Messrs. Francis and Vicari also were granted a number of restricted common shares subject to performance-based vesting requirements. One-third of such shares granted in 2010 were eligible for vesting at the conclusion of each of 2010, 2011 and 2012 in accordance with the terms set forth below. Furthermore, on January 31, 2011, in completion of our initial equity incentive program, our Compensation Committee approved the issuance to Messrs. Francis and Vicari of additional restricted common shares subject to performance-based vesting requirements. One-half of such shares granted in 2011 were eligible for vesting at the conclusion of each of 2011 and 2012 in accordance with the terms set forth below.

Under the terms of the performance-based awards made to Messrs. Francis and Vicari in 2010 and 2011, the actual number of performance shares that vest in a particular year is determined by our success in attaining or exceeding performance goals linked to relative total shareholder return, or RTSR, measured at year-end for each year of the performance period, by comparing our annual total shareholder return to the total return (on a comparable basis) of the SNL US REIT Hotel Index prepared by SNL Financial LC.

For this purpose, we use the following formula to calculate our total shareholder return, or TSR, for a given year:

Annual TSR =	(December 31 closing share price * Adjusted share count) - Closing share price on December 31 of prior year
Closing share price on December 31 of prior year

For 2010, the term “closing share price on December 31 of prior year” was deemed to equal $20.00. The term “adjusted share count” means one share plus the number of shares received in connection with the assumed reinvestment of all dividends paid during the period at the closing price of our common shares on the ex-dividend date for each such dividend.

If the total return for the index is positive for any year, the performance shares will vest only if our TSR for that year equals or exceeds 75% of the total return produced by the index, in which case vesting will occur as follows:

•	If our TSR for the year equals 75% of the total return produced by the index, 60% of the performance shares subject to vesting for that year will vest.

•	If our TSR equals or exceeds the total return produced by the index, 100% of the performance shares subject to vesting for that year will vest.

•	If our TSR is between 75% and 100% of the total return produced by the index, the number of performance shares that will vest for that year will be interpolated ratably between 60% and 100%.

If the total return for the index is negative for any year, performance shares will vest for that year if our TSR exceeds the index’s total return, in which case 100% of the performance shares subject to vesting for that year will vest.

Based on TSR performance for 2010 and 2011, none of the performance-based shares eligible for vesting in 2010 or 2011 vested.

Although the performance goal was not met in 2010 or 2011, Messrs. Francis and Vicari may still earn a payout of performance shares for such periods if we achieve a level of RTSR over the entire performance period through December 31, 2012 that exceeds specified levels described below. Use of this measure is designed to provide Messrs. Francis and Vicari with a continued incentive and an ability to earn a payout if we perform well in TSR compared to the total return of the index over the entire performance period, yet are unable to attain the RTSR metric in a given year. Our cumulative TSR over the entire performance period for this purpose will be computed as follows:

Cumulative TSR =	(December 31, 2012 closing share price * Adjusted share count) - $20.00)
$20.00

If the cumulative total return for the index is positive for the period, the previously unvested performance shares for any year in which performance goals were not met, will vest only if our cumulative TSR equals or exceeds 75% of the cumulative total returns produced by the index for the performance period, in which case vesting will occur as follows:

•	If our cumulative TSR equals 75% of the cumulative total return produced by the index, 60% of the previously unvested performance shares will vest.

•	If our cumulative TSR equals or exceeds the cumulative total return produced by the index, 100% of the previously unvested performance shares will vest.

•

If our cumulative TSR is between 75% and 100% of the cumulative total return produced by the index, the number of previously unvested performance shares that will vest will be interpolated ratably between 60% and 100%.

If the cumulative total return produced by the index is negative for the entire performance period, the previously unvested performance shares will vest if our cumulative TSR exceeds the index’s cumulative total return, in which case 100% of the previously unvested performance shares will vest.

Notwithstanding the vesting requirements discussed above, all long-term equity incentive compensation awards will vest upon the death or disability of the executive officer or, for awards other than share options that are not intended to qualify as performance based awards under Section 162(m) of the Internal Revenue Code, if the executive officer’s employment is terminated by us without cause, or if there is a change in control and the executive officer resigns for good reason or is terminated without cause within 12 months of such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2011. Market values have been determined based on the closing price of our common shares on December 30, 2011 of $15.46 per share.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Common Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested	Number of Unearned Shares That Have Not Vested(2)	Market or Payout Value of Unearned Shares That Have Not Vested
James L. Francis	134,624	$2,081,287	38,724	$598,673
Douglas W. Vicari	90,082	$1,392,668	25,146	$388,757
D. Rick Adams	32,829	$507,536	—	—
Graham J. Wootten	26,829	$414,776	—	—

(1)	Represents time-based restricted common shares, which vest ratably each year on the anniversary of the completion of our IPO.
(2)	Represents performance-based restricted common shares, which are eligible for vesting each year in accordance with the terms set forth above in “– Narrative discussion of grants of plan-based awards.”

Option Exercises and Shares Vested

The Trust has not granted any option awards to its named executive officers. Restricted share awards were issued to the named executive officers in 2010 and 2011, and the table below sets forth information regarding the vesting of such restricted shares during 2011.

	Outstanding Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James L. Francis	32,311	$612,293
Douglas W. Vicari	21,541	$408,202
D. Rick Adams	8,414	$159,327
Graham J. Wootten	8,414	$158,267

Equity Plan Information

We have adopted an Equity Plan, which provides for the issuance of equity-based awards, including share options, share appreciation rights (“SARs”), restricted shares, share units, unrestricted share awards and other awards based on our common shares that may be made by us to our trustees and officers and to our advisors and consultants who are providing services to us as of the date of the grant. The following table summarizes information, as of December 31, 2011, relating to the Equity Plan pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be granted from time to time. For a discussion of the material terms of the plan, please refer to “Proposal 3 – Amendment of Equity Plan” below.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	63,870	—	10,134
Equity compensation plans not approved by security holders	—	—	—

Total	63,870	—	10,134

(1)	Represents performance-based restricted common shares, which are eligible for vesting each year in accordance with the terms set forth above in “– Narrative discussion of grants of plan-based awards.”

Employment Agreements

We have entered into employment agreements with Messrs. Francis, Vicari, Adams and Wootten that provide for an annual minimum base salary, payable in approximately equal semi-monthly installments. Pursuant to the terms of a salary deferral arrangement, Messrs. Francis and Vicari did not commence receiving their base salaries until March 2010. In addition, the employment agreements provide these individuals with severance benefits if their employment ends under certain circumstances. We believe that the agreements benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of the Trust.

The agreements have an initial term of three years for Messrs. Francis and Vicari, beginning in each case on January 27, 2010. Thereafter, the term of the agreements will be extended for an additional year on each anniversary of the effective date of the commencement of employment, unless either party gives 90 days’ prior notice that the term will not be extended. The initial two-year terms of the employment agreements with Messrs. Adams and Wootten have expired, but these agreements have been renewed automatically on terms similar to the renewal provisions described above regarding the agreements of Messrs. Francis and Vicari.

Each of these executives is entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) if there is a change in control during the term of the agreements and the executive resigns for good reason or is terminated without cause within 12 months following such change in control. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses (including incentive compensation), (2) reimbursement for any outstanding reasonable business expense, (3) vesting as of the executive’s last day of employment of any unvested options or restricted shares previously issued to the executive, (4) continued life and health insurance as described below, and (5) a severance payment calculated as described below.

If we terminate the executive without cause the severance payment is equal to two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, current salary plus two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to them during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 24 months for Messrs. Francis and Vicari, and 12 months for Messrs. Adams and Wootten, following such executive’s termination of employment.

If there is a change in control during the term of the agreements and within 12 months following a change in control, we terminate the executive without cause or he resigns for good reason, the severance payment is equal to three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, current salary plus three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to the executive during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, in the event of a termination or resignation following a change in control as described above, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for Messrs. Francis and Vicari, and 24 months for Messrs. Adams and Wootten, following termination of employment. As noted above, each of the employment agreements was amended in May 2011 to eliminate the requirement that we make “gross up” payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control.

In addition, the employment agreements for Messrs. Francis and Vicari provide up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning services. These benefits will not continue beyond termination of the agreements.

The employment agreements contain customary non-competition and non-solicitation covenants that apply during the term and for one year after the term of each executive’s employment with the Trust.

Potential Payments to Executive Officers upon Termination

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive upon termination under various circumstances pursuant to the terms of the Equity Plan, the grant agreements made under the Equity Plan and their respective employment agreements. The table assumes that termination of the named executive officer from the Trust under the scenario shown occurred on December 31, 2011.

	Cash Severance Payment	Life/Health Insurance Benefits(4)	Acceleration of Equity Awards (5)	Total Termination Benefits
James L. Francis(1)(2)
Involuntary termination without cause(3)	$3,355,003	$35,915	$2,679,960	$6,070,878
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$5,032,505	$53,872	$2,679,960	$7,766,337
Death or disability	—	—	$2,679,960	$2,679,960
Douglas W. Vicari(1)(2)(6)
Involuntary termination without cause(3)	$2,039,109	$156	$1,781,425	$3,820,690
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$3,058,664	$234	$1,781,425	$4,840,323
Death or disability	—	—	$1,781,425	$1,781,425
D. Rick Adams(1)(2)
Involuntary termination without cause(3)	$467,009	$17,957	$507,536	$992,502
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$934,018	$35,915	$507,536	$1,477,469
Death or disability	—	—	$507,536	$507,536
Graham J. Wootten(1)(2)
Involuntary termination without cause(3)	$390,590	$6,308	$414,776	$811,674
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$781,179	$12,617	$414,776	$1,208,572
Death or disability	—	—	$414,776	$414,776

(1)	The amounts shown in this table do not include accrued salary, earned but unpaid bonuses or reimbursement of reasonable business expenses. Those amounts are payable to the executive officer upon any termination of his employment, including an involuntary termination with cause and a resignation without good reason.
(2)	A termination of this executive officer’s employment due to death or disability entitles this executive officer to benefits under our life insurance and disability insurance plans. In addition, restricted common shares immediately vest upon this executive officer’s termination of employment due to death or disability.
(3)	Amounts in this row are calculated in accordance with provisions of the applicable employment agreement as disclosed above.

(4)	The amounts shown in this column are estimates of the cash payments to be made under the applicable employment agreement based on the annual premiums to be paid by the Trust for health care and life insurance benefits expected to be provided to each executive officer.
(5)	For purposes of this table, the market value per restricted common share is assumed to be $15.46, the closing market price per common share on December 30, 2011, the last trading day of 2011.
(6)	Mr. Vicari does not participate in the Trust’s health insurance plan.

Non-executive Trustee Compensation

We have approved and implemented a compensation program for our non-executive trustees that consists of annual retainer fees and equity awards.

For 2011, we paid our non-executive trustees an annual retainer fee of $60,000, payable quarterly. In addition, our Audit Committee chairman was paid an additional annual retainer of $15,000, our Compensation Committee chairman was paid an additional annual retainer of $10,000 and our Nominating and Corporate Governance Committee chairman was paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Mr. Natelli, who serves as non-executive Chairman of the Board, was paid an additional annual retainer of $20,000. Although we reimburse our trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at Board and committee meetings, we do not pay any trustee a separate fee for meetings attended. Furthermore, trustees do not receive any perquisites. The additional fees payable to our non-executive Chairman, as well as those payable to the various chairmen of our Board committees, will remain the same for the period from the 2012 annual meeting until the 2013 annual meeting.

Our non-executive trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares based on the closing market price of our common shares on the grant date.

In connection with each of our annual meetings, starting with our 2011 annual meeting, each of our non-executive trustees has received a grant of 1,000 restricted common shares, except that Mr. Natelli receives 1,500 restricted common shares in recognition of his expanded responsibilities as our non-executive Chairman. Vesting for these grants will occur on the date of the next annual meeting, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on our common shares generally.

The Board has determined not to make any changes to the type or amount of compensation payable to our non-executive trustees in 2012.

The table below reflects the amount of the share awards and retainer fees paid to our non-executive trustees in 2011:

Summary of Non-Executive Trustee 2011 Compensation

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Thomas A. Natelli	$75,938	$26,655	$102,593
Thomas D. Eckert	$70,942	$17,770	$88,712
John W. Hill	$65,945	$17,770	$83,715
George F. McKenzie	$63,447	$17,770	$81,217
Jeffrey D. Nuechterlein	$55,952	$17,770	$73,722

(1)	All share awards were granted pursuant to our Equity Plan. The amounts in this column reflect the estimated grant date fair value of the common share awards.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Hill, Natelli and Eckert. None of the members of the Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of trustees or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

PROPOSAL 3

AMENDMENT OF EQUITY PLAN

We are asking our shareholders to approve an amendment of the Chesapeake Lodging Trust Equity Plan, or Equity Plan. If approved by our shareholders, the amendment would result in the following material changes to the Equity Plan:

1.	increase the total number of shares of our common shares authorized and reserved for issuance under the Equity Plan by 2,750,000 shares; and

2.	amend the list of performance-based criteria for awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

If our shareholders do not approve the amendment of the Equity Plan, the Equity Plan will continue in effect under the terms currently in place.

As of March 30, 2012, subject to increases resulting from the forfeiture of currently outstanding awards, 10,134 common shares were reserved and available for future issuances under the Equity Plan. The Board believes that our Equity Plan is an important factor in attracting and retaining the high caliber employees and other service providers essential to our success and in aligning those individuals’ long-term interests with those of our shareholders. Therefore, the Board has approved the amendment of the Equity Plan to ensure that the Board and the Compensation Committee will be able to use the Equity Plan to make the types of awards, and covering the number of shares, as necessary to meet these needs. The Board believes that approval of the amendment of the Equity Plan is in the best interests of the Trust and its shareholders.

Shareholder approval of the amendment of the Equity Plan is necessary for us to comply with NYSE shareholder approval requirements for equity compensation plans. Shareholder approval of the amendment is also required so that the Equity Plan meets the requirements of Section 162(m) of the Internal Revenue Code, which places limitations on the deductibility of executive compensation. In order for us to be able to continue to pay performance-based compensation that meets the requirements of Section 162(m) of the Internal Revenue Code, we are also seeking approval by our shareholders of the material terms of performance-based equity compensation made under Section 162(m) of the Code that are authorized to be made pursuant to the terms of the Plan. The material terms of performance-based compensation are (i) eligibility for awards, (ii) individual grant limits and (iii) the business criteria that can be used as performance goals for awards (the “Performance Terms”).

The material features of the Equity Plan, as proposed to be amended, are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Equity Plan, which is included hereto as Appendix A.

General

Upon shareholder approval of the amendment of the Equity Plan, the total number of shares reserved for issuance will be 2,760,134. The maximum number of shares that may be issued to any person in one calendar year as options or SARs is 350,000, and the maximum number of shares that can be issued to any person in one calendar year, other than in the form of options, SARs, time-vested restricted shares or share units that are not performance-based, is 350,000. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $15,000,000.

As of April 5, 2012, the closing price of the Trust’s common shares was $17.76 as reported on the NYSE. Also as of April 5, 2012, our four executive officers, each of our five other employees (this small number of employees is generally consistent with peer lodging REITs, and reflects that the companies managing our hotels are the employers of the personnel working at each hotel) and five non-employee trustees of the Trust were eligible to participate in the Equity Plan.

Because of our small number of employees, it is expected that awards to our executive officers will continue to comprise a significant majority of future awards under our Equity Plan. Because future participation and the types of awards under the Equity Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the amendment of the Equity Plan is approved are not currently determinable.

Purpose

The purposes of the Equity Plan are to enable us to attract and retain highly qualified trustees and officers and to enable us to provide incentives to our personnel and other parties who contribute to our success in a manner linked directly to increases in shareholder value.

Administration

The Equity Plan is administered by the Compensation Committee. Subject to the terms of the Equity Plan, the Compensation Committee, or its delegates pursuant to the Equity Plan, may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the Equity Plan.

Source of Shares

The common shares issued or to be issued under the Equity Plan consist of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any shares, then the number of common shares counted against the aggregate number of shares available under the Equity Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the Equity Plan in the same amount as they were counted against the authorized share pool.

Eligibility

Awards may be made under the Equity Plan to our or our affiliates’ trustees, directors, officers, employees, consultants and advisers providing services to us, or our affiliates, and to any other individual whose participation in the Equity Plan is determined to be in our best interests by our Board or the Compensation Committee.

Amendment or Termination of the Equity Plan

Though the Compensation Committee may terminate or amend the Equity Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law or if the amendment would materially increase the benefits accruing to participants under the Equity Plan, materially increase the aggregate number of shares that may be issued under the Equity Plan, materially modify the requirements as to eligibility for participation in the Equity Plan, or amend the no repricing provisions governing options and share appreciation rights provided in the Equity Plan. Unless terminated earlier, the Equity Plan will terminate in 2020, but will continue to govern unexpired awards.

Options

The Equity Plan permits the granting of options to purchase common shares intended to qualify as “incentive stock options” under the Internal Revenue Code, referred to as incentive share options, and options that do not qualify as incentive share options, referred to as non qualified share options. Incentive share options will only be granted to our employees and employees of our subsidiaries.

The exercise price of each option may not be less than 100% of the fair market value of our common shares on the date of grant as determined pursuant to the Equity Plan. If we were to grant incentive share options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee’s share option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the Equity Plan.

The term of each option may not exceed ten years from the date of grant; the term of each option that is intended to qualify as an incentive share option and that is granted to any 10% shareholder may not exceed five years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee or our Board. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged.

In general, an optionee may pay the exercise price of an option by cash, certified check or by tendering our common shares. An award agreement may also provide for other forms of payment permissible under applicable law.

Options granted under the Equity Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards

The following may also be awarded under the Equity Plan:

•	common shares subject to vesting restrictions, which are common shares issued at no cost or for a purchase price;

•	share units, which are the conditional right to receive a common share or cash in the future, subject to restrictions, including vesting restrictions;

•	unrestricted common shares, which are common shares issued at no cost or for a purchase price which are free from any restrictions under the Equity Plan;

•	dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares;

•

share appreciation rights (“SARs”), which are rights to receive a number of shares or an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a specified period; and

•

performance-based and non-performance-based incentive awards, ultimately payable in shares or cash or a combination thereof, which may be multi-year and/or annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

Business Criteria

In establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code to be granted to covered officers, we will use one or more of the following business criteria as selected by the Compensation Committee:

•	total shareholder return;

•

total shareholder return as compared to total return (on a comparable basis) of a publicly available index, such as, but not limited to, the Standard & Poor’s 500 Stock Index or the SNL U.S. REIT Hotel Index prepared by SNL Financial LC;

•	Hotel EBITDA, defined as total revenue, less total hotel operating expenses;

•	Adjusted Hotel EBITDA, defined as Hotel EBITDA further adjusted for non-cash amortization of intangible assets;

•	net income;

•	pretax earnings;

•	earnings before interest expense and taxes;

•	earnings before interest expense, taxes, depreciation and amortization, or EBITDA;

•	Adjusted EBITDA, defined as EBITDA further adjusted for hotel acquisition costs and non-cash amortization of intangible assets;

•	Room revenue per available room, or RevPAR, and RevPAR growth metrics;

•	RevPAR penetration, which measures the RevPAR of our hotels in comparison to each other hotel in the competitive set in each of our hotels’ markets;

•	other measures relating to the operating profits or cash flows generated by our hotels;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity;

•	revenue;

•	book value;

•	FFO or FFO per share and Adjusted FFO and Adjusted FFO per share;

•	cash available for distribution, or CAD, per share;

•	cash flow;

•	economic value-added models or equivalent metrics; or

•	reductions in costs.

Adjustments for Share Dividends and Similar Events

We will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Equity Plan, including the individual limitations on awards, to reflect share dividends, share splits, spin-offs and other similar events.

Extraordinary Vesting Events

If we experience a Corporate Transaction (as defined below), the Compensation Committee will have full authority to determine the effect, if any, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award. The effect of a Corporate Transaction may be specified in a participant’s award agreement or determined at a subsequent time, including, without limitation, the substitution of new awards, the termination or the adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. The Compensation Committee may also choose to cancel or repurchase any outstanding awards and pay or deliver to the holder thereof an amount in cash or securities having a value, in the case of an award consisting of restricted shares or share units, equal to the formula or fixed price per share paid to holders of the common shares in connection with such transaction and, in the case of options or SARs, equal to the product of the number of shares subject to the option or SAR multiplied by the amount, if any, by which (1) the formula or fixed price per share paid to holders of common shares pursuant to such transaction exceeds (2) the option exercise price or SAR exercise price applicable. A “Corporate Transaction” under the Equity Plan means (1) our dissolution or liquidation; (2) our merger, consolidation or reorganization with one or more other entities in which we are not the surviving entity; (3) a sale of substantially all of our assets to another person or entity; or (4) any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity (other than already existing shareholders or affiliates) owning 50% or more of the combined voting power of all classes of our shares of beneficial interest.

Tax Consequences of the Equity Plan

The following discussion of the federal income tax consequences of the Equity Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and laws may be amended or interpreted differently during the term of the Equity Plan or of awards granted thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Share Options: Incentive share options and nonqualified share options are treated differently for federal income tax purposes. Incentive share options are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”). Nonqualified share options do not comply with such requirements.

Only employees, and not non-employee trustees, can be granted incentive share options. An optionee is not taxed on the grant or exercise of an incentive share option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive share option for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of shares acquired pursuant to exercise of an incentive share option before satisfying the one and two-year holding periods described above, the optionee generally will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee’s adjusted basis in the shares (usually the exercise price) or (ii) the difference between the fair market value of the shares on the exercise date and the option price. The balance of the consideration received on such a disposition will be long-term capital gain if the shares had been held for at least one year following exercise of the incentive share option and otherwise will be short-term capital gain. The Trust is not entitled to an income tax deduction on the grant or exercise of an incentive share option or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Trust will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for incentive share option tax treatment, the grant of the options must satisfy various conditions (e.g., the limitation of $100,000 of shares underlying incentive share options that may vest in one year) and the option holder must satisfy certain conditions, including exercising the option while an employee or within a short period of time after ceasing to be an employee, and holding the shares acquired upon exercise of the option for a specified period of time. In the event an option intended to be an incentive share option fails to so qualify, it will be taxed as a nonqualified share option as described in the next paragraph.

An optionee is not taxed on the grant of a nonqualified share option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Trust is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Trust does not receive a deduction for this gain.

Share Appreciation Rights: The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The Trust will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Shares and Share Units: Grantees of restricted shares or share units do not recognize income at the time of the grant of such restricted shares or share units. However, when the restricted shares or share units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the shares or units at such time, and the Trust will receive a corresponding deduction.

Company Deduction and Section 162(m): For the individual serving as the chief executive officer of the Trust at the end of the taxable year, and for the individuals serving as officers of the Trust or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Trust and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” The Trust expects that nonqualified share options and incentive share options should qualify as performance-based compensation. The Compensation Committee may establish performance conditions and other terms with respect to grants of restricted shares and share units in order to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Compensation Committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Compensation Committee will certify the extent to which the performance criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.

The material terms of performance-based compensation, including eligibility, individual limits and performance goals described above, must be approved by the shareholders at least every five years as required by Section 162(m) of the Code. Approval of the amendment will extend approval of the material terms for an additional five years.

Tax Withholding: To the extent required by applicable federal, state, local or foreign law, a participant shall be required to satisfy, in a manner satisfactory to the Trust, any withholding tax obligations that arise by reason of an award.

Your Board of Trustees recommends that you vote “FOR” approval of the amendment of the Chesapeake Lodging Trust Equity Plan and approval of the Performance Terms of the Chesapeake Lodging Trust Equity Plan.

PROPOSAL 4

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing shareholders a non-binding advisory vote on a resolution to approve our executive compensation programs, as described in this proxy statement in the Compensation, Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure. As discussed below, your Board recommends that you vote to approve the proposed resolution.

The Trust’s goal for our executive compensation program is to hire, retain and motivate our senior management to grow our business and create long-term value. We believe that our compensation programs have been effective in creating incentives for our named executive officers to grow the Trust as rapidly as prudently possible, as evidenced by the following key accomplishments during 2011, all of which were considered by the Compensation Committee in making its decisions in respect of compensation for our named executive officers for 2011:

•	Our successful follow-on public offering in March 2011, which resulted in net proceeds of approximately $229.8 million to the Trust and increased our market capitalization by approximately 75%;

•

The amendment of our revolving credit facility to increase the maximum borrowing amount to $200 million, with the possibility of further increases up to a maximum of $300 million, while at the same time lowering the cost of borrowings under the facility and attaining significantly more flexibility for us under the facility’s financial covenants;

•	We completed or assumed three secured, long-term, property-specific financings, raising or preserving approximately $260 million of funds at favorable interest rates;

•

Our strong financial position, which provides us with financial flexibility and limited refinancing risk, enabled the Trust to declare and pay an aggregate of $25.7 million of dividends on our common shares in respect of 2011 operations;

•

Our deployment of capital to purchase seven hotels in high barrier-to-entry locations, in top lodging markets, and at what management and the Compensation Committee believe to represent highly favorable purchase prices in comparison to the per key prices of 2011 acquisitions completed by peer companies;

•

Our asset management team was expanded, and was aggressive in driving the performance of our portfolio of hotels to generate Hotel EBITDA of approximately 103% of the amounts underwritten in connection with the acquisitions of our hotels;

•	Our investor relations efforts, including through our November 2011 investor day, resulted in an expanded shareholder base and broader coverage from sell-side analysts; and

•

We enhanced our financial reporting and corporate compliance functions through the addition of new accounting staff, and achieved timely compliance with internal control audit requirements under Sarbanes-Oxley.

Based on our performance, the Board has concluded that our executive compensation program should be approved by shareholders, and asks them to approve the following resolution.

“RESOLVED, that the compensation paid to the Trust’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby APPROVED.”

The vote to approve our executive compensation programs is advisory and non-binding on the Trust. However, the Compensation Committee, which is responsible for designing and administering the Trust’s executive compensation programs, values the opinions expressed by the Trust’s shareholders and will consider the outcome of the vote when making future compensation decisions.

Your Board of Trustees recommends that you vote “FOR” the resolution to approve our executive compensation programs as described in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the filing, regarding the ownership of each class of our shares by:

•	each of our trustees;

•	each of our named executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our trustees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401. Except as indicated in the footnotes to the table, no shares beneficially owned by any executive officer or trustee have been pledged as security.

Beneficial Owner	Shares Owned	Percentage(1)
James L. Francis	254,172	*
Douglas W. Vicari	161,123	*
D. Rick Adams	40,213	*
Graham J. Wootten	28,007	*
Thomas A. Natelli	99,113	*
Thomas D. Eckert	43,000	*
John W. Hill	3,609	*
George F. McKenzie(2)	5,854	*
Jeffrey D. Nuechterlein	8,000	*
FMR LLC(3)	4,824,243	15.0%
The Vanguard Group, Inc.(4)	3,243,880	10.1%
A. Alex Porter and Paul E. Orlin(5)	2,567,682	8.0%
DePrince, Race & Zollo, Inc.(6)	2,110,359	6.6%
Deutsche Bank AG(7)	2,058,215	6.4%
BAMCO, Inc.(8)	2,000,000	6.2%
T. Rowe Price Associates, Inc.(9)	1,912,900	6.0%
Vanguard Specialized Funds – Vanguard REIT Index Fund(10)	1,693,309	5.3%
Cramer Rosenthal McGlynn LLC(11)	1,688,255	5.3%
BlackRock, Inc.(12)	1,657,479	5.2%
All trustees and executive officers as a group (9 persons)	643,091	2.0%

*	Represents less than 1% of the common shares outstanding as of the date of filing.
(1)	Percentages are based on 32,126,725 common shares outstanding as of March 31, 2012.
(2)	2,104 of the shares reported here are held by Mr. McKenzie’s wife in a margin account and may be pledged as security for margin debt.
(3)	On February 14, 2012, FMR LLC filed an amended Schedule 13G to report beneficial ownership of an aggregate of 4,824,243 common shares. The common shares are held in the accounts of various registered and unregistered investment companies and managed accounts over which FMR LLC exercises investment discretion. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(4)	On February 9, 2012, The Vanguard Group, Inc. filed a Schedule 13G/A to report beneficial ownership of an aggregate of 3,243,880 shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	On February 6, 2012, a Schedule 13G/A was filed to report beneficial ownership by the filing group of an aggregate of 2,567,682 common shares. Messrs. Porter and Orlin are managing members sharing voting and investment power over CF Advisors, LLC, which is the general partner of three of the filing group’s partnerships, and over Porter Orlin LLC, which is the investment adviser to each of the filing partnerships and funds, and therefore may be deemed to share voting and dispositive power over all shares covered by the report. Each of CF Advisors, LLC, Porter Orlin LLC and Messrs. Porter and Orlin disclaims beneficial ownership of the shares covered by the report. The address for CF Advisors, LLC, Porter Orlin LLC and Messrs. Porter and Orlin is 666 Fifth Avenue, Suite 3404, New York, NY 10103.
(6)	On February 15, 2012, DePrince, Race & Zollo, Inc. filed a Schedule 13G to report beneficial ownership of an aggregate of 2,110,359 shares. The address for this shareholder is 250 Park Avenue South, Suite 250, Winter Park, FL 32789.
(7)	On February 10, 2012, Deutsche Bank AG and certain of its affiliates comprising its Private Clients and Asset Management business group filed a Schedule 13G/A to report beneficial ownership of an aggregate of 2,058,215 common shares. The address for Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.
(8)	On February 14, 2012, BAMCO, Inc. and certain of its affiliates filed a Schedule 13G/A to report beneficial ownership of an aggregate of 2,000,000 common shares. The common shares held by BAMCO, Inc. are held on behalf of certain of its investment advisory clients. Ronald Baron is the indirect controlling shareholder of BAMCO, Inc. and may be deemed to share with BAMCO, Inc. voting and dispositive power over such shares. Mr. Baron disclaims beneficial ownership of such shares held by BAMCO, Inc. (or the investment advisory clients thereof) to the extent such shares are held by persons other than Mr. Baron. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc. and its affiliates. The address for BAMCO, Inc., certain of its investment advisory clients and Mr. Baron is c/o Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153.
(9)	On February 10, 2012, T. Rowe Price Associates, Inc. filed a Schedule 13G to report beneficial ownership of an aggregate of 1,912,900 shares. The address for this shareholder is 710 Route 46 East, Suite 206, Fairfield, NJ 07004.
(10)	On January 27, 2012, the Vanguard Specialized Funds – Vanguard REIT Index Fund filed a Schedule 13G to report beneficial ownership of 1,693,309 common shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.
(11)	On February 13, 2012, Cramer Rosenthal McGlynn filed a Schedule 13G to report beneficial ownership of an aggregate of 1,668,255 shares. The address for this shareholder is 520 Madison Avenue, New York, NY 10022.
(12)	On February 9, 2012, BlackRock, Inc. filed a Schedule 13G to report beneficial ownership of an aggregate of 3,243,880 shares. The address for this shareholder is 40 East 52nd Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Related Party Transactions

During the last fiscal year, we have not entered into any transaction in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. A “conflict of interest” occurs when a trustee’s, officer’s or employee’s personal interest interferes with our interest. Generally, our policies provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by our Audit Committee or a majority of our disinterested trustees.

Applicable Maryland law provides that a contract or other transaction between a Maryland real estate investment trust and any of that entity’s trustees or any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common board membership or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

•

the fact of the common board membership or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested trustee, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the trust.

Our declaration of trust specifically adopts these provisions of Maryland law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our trustees, executive officers and beneficial owners of more than 10% of our common shares reported on a timely basis all transactions required to be reported by Section 16(a) of the Exchange Act during 2011, except that, as a result of an administrative oversight, a Form 4 was filed late by each of Messrs. Francis and Adams to report the disposition of common shares in satisfaction of applicable withholding taxes upon a vesting event, and a Form 4 was filed late by Mr. Natelli to report the acquisition of common shares by a trust for which he serves as trustee.

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2011 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2011. Shareholders may request a free copy of our 2011 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to: 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Alternatively, shareholders can access the 2011 Form 10-K and other financial information on our website at: www.chesapeakelodgingtrust.com. We will also furnish any exhibit to the 2011 Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR ANNUAL MEETING

Any proposal that a holder of our shares wishes to submit for inclusion in the Chesapeake Lodging Trust Proxy Statement for the 2013 Annual Meeting (“2013 Proxy Statement”) pursuant to SEC Rule 14a-8 must be received by Chesapeake Lodging Trust no later than December 17, 2012. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2013 Annual Meeting, but does not seek to include in the 2013 Proxy Statement pursuant to Rule 14a-8, must be delivered to Chesapeake Lodging Trust no earlier than January 25, 2013 and no later than February 24, 2013 if the proposing holder of our shares wishes for Chesapeake Lodging Trust to describe the nature of the proposal in its 2013 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Chesapeake Lodging Trust in connection with the Annual Meeting should be addressed to: Corporate Secretary, Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401.

Annapolis, MD

April 16, 2012

DIRECTIONS TO THE 2012 ANNUAL MEETING

Our 2012 Annual Meeting will be held at the Courtyard Washington Capitol Hill/Navy Yard, 140 L Street, SE, Washington, DC 20003. The Courtyard Washington Capitol Hill/Navy Yard is accessible from Reagan National Airport, Dulles International Airport and Baltimore/Washington International Airport as follows:

•

From Reagan National Airport (DCA): Take George Washington Parkway North, and exit at I-395 North towards Washington, DC. Take the Maine Avenue Exit, and turn left at the stop light onto Maine Avenue (which becomes M Street). Turn left onto New Jersey Avenue, SE. Turn right onto L Street, SE. The hotel is located on the corner of New Jersey Avenue, SE and L Street, SE.

•

From Dulles International Airport (IAD): Take the Dulles Airport Access Road, and merge onto I-66 East towards Washington, DC. Exit at Route 110 South via Exit 75 towards the Pentagon/Alexandria. Take I-395 North towards Washington, DC. Take the Maine Avenue Exit, and turn left at the stop light onto Maine Avenue (which becomes M Street). Turn left onto New Jersey Avenue, SE. Turn right onto L Street, SE. The hotel is located on the corner of New Jersey Avenue, SE and L Street, SE.

•

From Baltimore/Washington International Airport (BWI): Take I-195 West. Merge onto MD-295 South (which becomes I-295 South) via Exit 2B towards Washington, DC. Exit at Howard Road via Exit 3B, and turn right at the stop light onto Howard Road. Turn right onto South Capitol Street SE. Turn right onto K Street, SW. Turn right onto New Jersey Avenue, SE. Turn left onto L Street, SE. The hotel is located on the corner of New Jersey Avenue, SE and L Street, SE.

APPENDIX A

AMENDMENT TO THE

CHESAPEAKE LODGING TRUST EQUITY INCENTIVE PLAN

The Chesapeake Lodging Trust Equity Incentive Plan (the “Plan”), is hereby amended as follows:

1.	Section 4.1 of the Plan is amended to provide that, subject to such additional Shares as shall be available for issuance under the Plan pursuant to Section 4.2 and subject to adjustment pursuant to Section 18, the maximum number of Shares available for issuance under the Plan shall be equal to 2,760,134 Shares.

2.	Section 15.2.2 of the Plan shall be amended to read in its entirety as follows:

One or more of the following business criteria for the Trust, on a consolidated basis, and/or specified subsidiaries or business units of the Trust (except with respect to the total shareholder return and earnings per Share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards:

•	total shareholder return;

•

total shareholder return as compared to total return (on a comparable basis) of a publicly available index, such as, but not limited to, the Standard & Poor’s 500 Stock Index or the SNL U.S. REIT Hotel Index prepared by SNL Financial LC;

•	Hotel EBITDA, defined as total revenue, less total hotel operating expenses;

•	Adjusted Hotel EBITDA, defined as Hotel EBITDA further adjusted for non-cash amortization of intangible assets;

•	net income;

•	pretax earnings;

•	earnings before interest expense and taxes;

•	earnings before interest expense, taxes, depreciation and amortization, or EBITDA;

•	Adjusted EBITDA, defined as EBITDA further adjusted for hotel acquisition costs and non-cash amortization of intangible assets;

•	Room revenue per available room, or RevPAR, and RevPAR growth metrics;

•	RevPAR penetration, which measures the RevPAR of our hotels in comparison to each other hotel in the competitive set in each of our hotels’ markets;

•	other measures relating to the operating profits or cash flows generated by our hotels;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on investment;

•	operating earnings;

A-1

•	working capital;

•	ratio of debt to shareholders’ equity;

•	revenue;

•	book value;

•	FFO or FFO per share and Adjusted FFO and Adjusted FFO per share;

•	cash available for distribution, or CAD, per share;

•	cash flow;

•	economic value-added models or equivalent metrics; or

•	reductions in costs.

Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Chesapeake Lodging Trust has executed this Amendment to the Plan as of this      day of                     , 2012.

CHESAPEAKE LODGING TRUST

By:

A-2

ANNUAL MEETING OF SHAREHOLDERS OFCHESAPEAKE LODGING TRUST

May 25, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/165240

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730303000000000000 3 052512

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TRUSTEE NOMINEES, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FOR AGAINST ABSTAIN

1. Consider and vote upon a proposal to elect seven trustees to the Trust’s 2. Consider and vote upon a proposal to ratify the appointment of

Board of Trustees. Ernst & Young LLP as the Trust’s independent registered public

NOMINEES: accounting firm for 2012.

FOR ALL NOMINEES O James L. Francis

O Douglas W. Vicari FOR AGAINST ABSTAIN

WITHHOLD AUTHORITY O Thomas A. Natelli 3. Consider and vote upon a proposal to approve an amendment to

FOR ALL NOMINEES O Thomas D. Eckert the Trust’s Equity Plan.

O John W. Hill

FOR ALL EXCEPT O George F. McKenzie FOR AGAINST ABSTAIN

(See instructions below) O Jeffrey D. Nuechterlein 4. Consider and vote upon a non-binding advisory proposal to approve the Trust’s executive compensation programs as

described in the Trust’s 2012 proxy statement.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

CHESAPEAKE LODGING TRUST

Proxy for Annual Meeting of Shareholders on May 25, 2012

Solicited on Behalf of the Board of Trustees

The undersigned hereby appoints James L. Francis, Douglas W. Vicari and Graham J. Wootten, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares of Beneficial Interest which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held May 25, 2012 at the Courtyard Washington Capitol Hill/Navy Yard, 140 L Street SE, Washington, DC 20003, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)